PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-280980

TRIO PETROLEUM CORP.

13,189,204 Shares of Common Stock

Offered by the Selling Shareholders

This prospectus relates to the resale of up to 13,189,204 shares of common stock, par value $0.0001 per share (“Common Stock”), of Trio Petroleum Corp. (“we,” “us,” “our,” “Trio,” “TPET” or the “Company”), which is equal an aggregate of up to a maximum of 13,189,204 shares of Common Stock issued or issuable, in connection with the financings completed by the Company in April 2024 and June 2024 (the “Financings”), consisting of (i) up to 7,000,000 shares of Common Stock issuable upon the conversion of certain convertible promissory notes issued by the Company to two institutional investors (the “Selling Shareholders”) in June 2024 (the “June 2024 Notes”) and/or the repayment of the June 2024 Notes by Trio to the Selling Shareholders in shares of Common Stock, in lieu of cash payments; (ii) up to 1,489,204 shares of Common Stock issuable to the Selling Shareholders upon the exercise of Common Stock Purchase Warrants (the “Warrants”) issued by Trio to the Selling Shareholders in connection with the June 2024 Notes; (iii) up to 3,200,000 shares of Common Stock issuable upon the conversion of certain convertible promissory notes issued by the Company to the “Selling Shareholders” in April 2024 (the “April 2024 Notes” and collectively with the June 2024 Notes, the Notes); and (iv) 1,500,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Shareholders as an inducement to purchase the April 2024 Notes.

This registration does not mean that the selling shareholders will actually offer or sell any of these shares of Common Stock. We will not receive any proceeds from the resale of any of the shares of Common Stock being registered hereby sold by the Selling Shareholders; provided, however, that we will receive the proceeds from the exercise of the Warrants, which are initially exercisable at an exercise price of $0.39525 per share, subject to certain adjustments.

Our common stock is listed on NYSE American under the symbol “TPET.” The last reported sale price of our common stock on NYSE American on August 15, 2024 was $0.2530 per share.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected from time to time in one or more transactions that may take place on NYSE American (or such other market or quotation system on which our Common Stock is then listed or quoted), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

This prospectus describes the general manner in which shares of Common Stock may be offered and sold by any of the Selling Shareholders. When the Selling Shareholders sell shares of Common Stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any prospectus supplement and any documents we incorporate by reference into this prospectus before you make your investment decision.

Investing in our Common Stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 16 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of information that should be considered before making a decision to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2024

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;
●	uncertainties inherent in making estimates of our oil and natural gas data;
●	the successful implementation of our discovery, drilling, development and production plans at our various projects;
●	projected and targeted capital expenditures and other costs, commitments and revenues;
●	our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;
●	the ability to obtain financing and the terms under which such financing may be available;
●	the volatility of oil and natural gas prices;
●	the availability and cost of developing appropriate infrastructure around and transportation to our discoveries and prospects;
●	the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;
●	other competitive pressures;
●	potential liabilities inherent in oil and natural gas operations, including drilling risks and other operational and environmental hazards;
●	current and future government regulation of the oil and gas industry;
●	cost of compliance with laws and regulations;
●	changes in environmental, health and safety or climate change laws, greenhouse gas regulation or the implementation of those laws and regulations;
●	environmental liabilities;
●	geological, technical, drilling and processing problems;
●	military operations, terrorist acts, wars or embargoes;
●	the cost and availability of adequate insurance coverage;
●	our vulnerability to severe weather events;
●	other risk factors discussed in the “Risk Factors” section of this prospectus and/or incorporated by reference herein; and
●	the continued trading of our shares of Common Stock on NYSE American.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 16 and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Business Overview

TPET is a California-based oil and gas exploration and development company headquartered in Bakersfield, California, with its principal executive offices located at 5401 Business Park, Suite 115, Bakersfield, California 93309, and with operations in Monterey County, California, and Uintah County, Utah. The Company was incorporated on July 19, 2021, under the laws of Delaware to acquire, fund, and operate oil and gas exploration, development and production projects, initially focusing on one major asset in California, the South Salinas Project (“South Salinas Project”).

We have had revenue-generating operations since the McCool Ranch Oil Field was restarted on February 22, 2024, and recognized our first revenues in our fiscal quarter ended April 30, 2024, and received the proceeds from these operations in June 2024.

TPET was formed to initially acquire from Trio Petroleum LLC (“Trio LLC”) an approximate 82.75% working interest, which was subsequently increased to an approximate 85.775% working interest, in the large, approximately 9,300-acre South Salinas Project that is located in Monterey County, California, and subsequently partner with certain members of Trio LLC’s management team to develop and operate those assets. TPET holds an approximate 68.62% interest after the application of royalties (“net revenue interest”) in the South Salinas Project. Trio LLC holds an approximate 3.8% working interest in the South Salinas Project. TPET and Trio LLC are separate and distinct companies.

California is a significant part of TPET’s geographic focus and we recently acquired a 22% working interest in the McCool Ranch Oil Field (the “McCool Ranch Oil Field”, “McCool Ranch Field” or “McCool Ranch”) in Monterey County, California. TPET’s interests also extend beyond California and we recently acquired an interest in the Asphalt Ridge Project in Uintah County, Utah. We may acquire additional assets both inside and outside of California and Utah.

For the year ended October 31, 2022, we generated no revenues, reported a net loss of $3,800,392 and cash flows used in operating activities of $502,144. For the year ended October 31, 2023, we generated no revenues, reported a net loss of $6,544,426 and cash flows used in operating activities of $4,036,834. We began generating revenues in the fiscal quarter ended April 30, 2024. For the three months ended April 30, 2024, we reported a net loss of $4,045,935 and cash flows used in operating activities of $682,525. As of October 31, 2023 and April 30, 2024, we had an accumulated deficit of $10,446,882 and $16,194,865 respectively. There is substantial doubt regarding our ability to continue as a going concern as a result of our accumulated deficit and no source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and financings. See “Risk Factors-Risks Relating to Our Business-We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended October 31, 2023 and 2022.”

Recent Business Developments

Changes to Company Management

Changes were made in June 2024 and July 2024, to our management team, including the following: 1) on June 17, 2024, Robin Ross, one of the original founders of the Company and a former director of the Company from August 2021 to May 2024, was re-appointed by the Company’s Board of Directors (the “Board”) to fill the vacancy created by Frank Ingriselli’s resignation as a member of the Board and was also appointed as Chairman of the Board; 2) on June 17, 2024, Stan Eschner, our former Executive Chairman, became our Vice Chairman of the Board replacing Frank Ingriselli who also stepped down from that position; 3) on July 11, 2024, Michael L. Peterson, the Company’s Chief Executive Officer and a director of the Company, resigned as Chief Executive Officer and a director of the Company and was engaged as a consultant to the Company; and 4) on July 11, 2024, Mr. Ross was appointed as the Company’s Chief Executive Officer, and now currently serves as Chief Executive Officer of the Company and Chairman of the Board.

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Changes to Independent Registered Public Accounting Firm

On May 6, 2024, the Company dismissed BF Borgers CPA PC (“Borgers”) as the Company’s independent registered public accounting firm, as a result of Borgers no longer being able to audit the Company’s financial statements, pursuant to an order by the Securities and Exchange Commission (“SEC”) against Borders (the “SEC Order”). Effective May 8, 2024, the Company retained Bush & Associates CPA LLC (“Bush & Associates”) as its new independent registered public accounting firm. Also, pursuant to the requirements of the SEC Order, Bush & Associates re-audited the Company’s financial statements for the fiscal years ended October 31, 2023 and 2022, which financial statements were filed with Amendment No. 1 to the Company’s Report on Form 10-K/A filed with the SEC on June 13, 2024.

South Salinas Project

Efforts to obtain from Monterey County conditional use permits and a full field development permit for the South Salinas Project are progressing. In the meantime, the Company recently determined that existing permits allow production testing to continue at the HV-3A discovery well at Presidents Field and, consequently, testing operations were restarted at this well on March 22, 2024. The well has been producing with a generally favorable oil-water ratio and the Company expects, in August 2024, to takes steps to attempt to improve oil production from this well, for example by adding up to 650 feet of additional perforations in the oil zone and/or acidizing the well for borehole cleanup. First oil sales from the HV-3A well are expected in the third calendar quarter of 2024.

McCool Ranch Oil Field Purchase Agreement

On October 16, 2023, TPET entered into a Purchase and Sale Agreement with Trio LLC (the “McCool Ranch Purchase Agreement”) pertaining to the McCool Ranch Oil Field. Pursuant to this agreement, effective October 1, 2023, we acquired an approximate 22% working interest in and to certain oil and gas assets at the McCool Ranch Field, which is located in Monterey, County, California, just seven miles from our flagship South Salinas Project. The assets are situated in what is known as the “Hangman Hollow Area” of the McCool Ranch Field. The acquired property is a relatively new oil field (discovered in 2011) developed with six oil wells, one water-disposal well, steam generator, boiler, three 5,000 barrel tanks, 250 barrel test tank, water softener, two freshwater tanks, two soft water tanks, in-field steam pipelines, oil pipelines and other facilities. The property is fully and properly permitted for oil and gas production, cyclic-steam injection and water disposal. We are acquiring the working interest at McCool Ranch through primarily work commitment expenditures that are being allocated to restart production at the field and establish cash flow for us, with upside potential given the numerous undrilled infill and development well locations. Oil production was restarted on February 22, 2024.

McCool Ranch operations have been successfully restarted, including the restarting of oil production at the HH-1, 35X and 58X wells. The HH-1 well has a short horizontal completion in the Lombardi Oil Sand, whereas the 35X and 58X wells are both vertical wells with similar oil columns in the Lombardi Oil Sand and with similar subsurface borehole completions. The HH-1 well at McCool Ranch upon restart was initially producing about 47 barrels of oil per day and it is currently producing about 20 bopd. The 35X well produced some oil but it and the 58X well are temporarily idle and awaiting heat treatment, probably cyclic steam, which the Company expects to accomplish, during the calendar quarter ending September 30, 2024.The oil production at the HH-1 well is currently “cold” (i.e., without steam).

The aforementioned initial three wells at McCool Ranch were each restarted and produced “cold” (i.e. without steam injection), which allows for lower operating costs, with expectation that each would be produced cold as long as profitable. The Company’s expectation was and is that each well will probably transition at some point from cold production to cyclic-steam operations, also known as “huff and puff,” which is expected to significantly increase production. The wells at McCool Ranch historically have responded favorably when cyclic-steam operations have been applied.

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The Company expects to restart the last two wells in the restart program, the HH-3 and HH-4 wells, during the calendar quarter ending September 30, 2024. The HH-3 and HH-4 wells will have horizontal completions similar to that of the HH-1 well. All water produced from these wells will be disposed in the on-site water disposal well.

The HH-1 well was initially produced cold for about 380 days in 2012-2013, during which time peak production was about 156 barrels of oil per day (“BOPD”), average production was about 35 BOPD and cumulative production was about 13,147 barrels of oil (“BO”). The 58X well was initially produced cold for about 230 days in 2011-2013, during which time peak production was about 41 BOPD, average production was about 13 BOPD and cumulative production was about 2,918 BO.

KLS Petroleum Consulting LLC (“KLSP”), a third-party, independent engineering firm, recommends that McCool Ranch be developed with horizontal wells, each landed in the Lombardi Oil Sand with a 1,000-foot lateral. Management estimates that TPET’s property can probably accommodate approximately 22 additional such horizontal wells and TPET accordingly may commence a drilling program in in the third or fourth calendar quarter of 2024. TPET expects to add the reserve value of the McCool Ranch Field to the Company’s reserve report after a further period of observation and review of the oil production that was restarted on February 22, 2024.

Asphalt Ridge Option Agreement and the Lafayette Energy Leasehold Acquisition and Development Option Agreement

On November 10, 2023, TPET entered into a Leasehold Acquisition and Development Option Agreement (the “Asphalt Ridge Option Agreement”) with Heavy Sweet Oil LLC (“HSO”). Pursuant to the Asphalt Ridge Option Agreement, the Company acquired an option to purchase up to a 20% working interest in certain leases at a long-recognized, major oil accumulation in northeastern Utah, in Uintah County, southwest of the city of Vernal, totaling 960 acres. HSO holds the right to such leases below 500 feet depth from surface and the Company acquired the option to participate in HSO’s initial 960 acre drilling and production program (the “HSO Program”) on such Asphalt Ridge Leases. TPET also holds the right of first refusal to participate with up to a 20% working interest on the greater approximate 30,000 acre leasehold at terms offered to other third-parties. On December 29, 2023, the Company and HSO entered into an Amendment to Leasehold Acquisition and Development Agreement (the “Amendment to the Asphalt Ridge Option Agreement”), pursuant to which the Company and HSO amended the Asphalt Ridge Option Agreement to provide that, within three (3) business days of the effective date of the Amendment to the Asphalt Ridge Option Agreement, the Company would fund $200,000 of the $2,000,000 total purchase price in advance of HSO satisfying the closing conditions set forth in the Asphalt Ridge Option Agreement, in exchange for the Company receiving an immediate 2% interest in the Asphalt Ridge Leases, which advanced funds would be used solely for the building of roads and related infrastructure in furtherance of the development plan. In January, 2024, the Company funded an additional $25,000 resulting in a 2.25% working interest in the Asphalt Ridge Leases.

The Asphalt Ridge Project, according to J. Wallace Gwynn of Energy News, is estimated to be the largest measured tar sand resource in the United States, and is unique given its low wax and negligible sulfur content, which is expected to make the oil produced very desirable for many industries, including shipping.

Asphalt Ridge is a prominent, northwest-southeast trending topographic feature (i.e., a dipping slope called a hog’s back or cuesta) that crops-out along the northeast flank of the Uinta Basin. The outcrop is comprised largely of Tertiary and Cretaceous age sandstones that are locally highly-saturated with heavy oil and/or tar. The oil-saturated sandstones extend into the shallow subsurface of the Uinta Basin to the southwest, which is the site of the Asphalt Ridge Development Project, and where the sandstones are estimated in various independent studies to contain billions of barrels of oil-in-place. The project leasehold comprises over 30,000 acres and trends northwest-southeast, along the trend of Asphalt Ridge, over a distance of about 20 miles.

The area has been underdeveloped for decades due, in large part, to lease ownership issues and the definition of heavy oil falling under mining regulations in the State of Utah. These factors created conflict between surface rights and subsurface mineral rights and were obstacles to developing the asset using proven advanced cyclic-steam production techniques. Necessary permits have now been secured that should allow drilling to commence by our operating partner. HSO hopes to continue to work with the State of Utah to supplement prior receipt of permits with other state incentives, including working with the State on an arrangement requiring only an 8% state royalty in connection with this project.

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An early development phase contemplates the development of 240 acres with an estimated 119 wells in the Northwest Asphalt Ridge Area. The plan is to develop the 240 acres using advanced cyclic-steam production techniques, including initial CO2 injection. This phase contemplates seventeen 7-spot hexagonal well patterns on 2 ½ acre spacing (a 7-spot has a central steam/CO2 injection well that is surrounded by six producing oil wells). Upgrades have been made to existing roads and well pads as part of this early development phase.

Two oil-saturated Cretaceous sandstones are targeted for development at Asphalt Ridge: the Rimrock Sandstone and the underlying Asphalt Ridge Sandstone. TPET expects to add the reserve value, if any, of the Asphalt Ridge Project to the Company’s reserve report after a brief period of observation and review of the oil development operations that commenced in the second quarter of 2024.

During the quarterly period ended April 30, 2024, we announced the commencement of drilling activities at Asphalt Ridge. The first well, HSO 8-4 (API# 4304757202), was spud on May 10, 2024 and drilled to a total depth of 1,020 feet. The well found 100 feet of Rimrock Sandstone tar-sand pay zone with good oil saturation and good porosity. Thirty feet of the Rimrock was cored. A small, representative piece of Rimrock core was placed in water and brought to boiling point, and within a few minutes the sand disaggregated and the bitumen became liquid, mobile-oil, floating on top of the water - this simple laboratory test indicates that the bitumen becomes mobile-oil at relatively low temperatures and supports our contention that oil extraction using subsurface thermal-recovery methods may be very successful. A second well, the HSO 2-4 (API# 430475201), was spud on May 19, 2024 and drilled to a total depth of 1,390 feet. The well drilled through both the Rimrock tar-sand, which had a thickness of 135 feet, and the Asphalt Ridge tar-sand, which had a thickness of 59 feet. A downhole-heater has been installed in the 2-4 well and the Company expects production to begin in the third calendar quarter of 2024. A third well is planned to be drilled in August 2024.

The Company has until October 10, 2024 to pay HSO an additional $1,775,000 to exercise an option for the remaining 17.75% working interest in the Asphalt Ridge Leases. Assuming that the Company raises sufficient funds in this offering, it plans to use $1,775,000 of the net proceeds received in this offering to exercise the remaining 17.75% working interest in the Asphalt Ridge Leases. If this option is not exercised on or before such date, the option will expire and the Company will forfeit any further right to acquire this additional 17.75%, and its operations, thereafter, will be limited to drilling and other activities within the current 2.25% working interest in the Asphalt Ridge Leases, which it will retain.

Carbon Capture and Storage Project

TPET is committed to attempting to reduce its own carbon footprint and, where possible, that of others. For this reason, TPET is taking initial steps to launch a Carbon Capture and Storage (CCS) project as part of the South Salinas Project. The South Salinas Project appears ideal for a CCS project. The South Salinas Project covers a vast area and is uniquely situated at a deep depocenter where there are thick geologic zones (e.g., Vaqueros Sand, up to approximately 500’ thick), about two miles deep, which could accommodate and permanently store vast volumes of CO2. Four existing deep wells in the South Salinas Project (i.e., the HV 1-35, BM 2-2, BM 1-2-RD1 and HV 3-6 wells) are excellent candidates for use as CO2 injection wells. A CCS project in the future may help reduce TPET’s carbon footprint by sequestering and permanently storing CO2 deep underground at one or more deep wells, away from drinking water sources. Furthermore, three of the aforementioned deep wells are directly located on three idle oil and gas pipelines that could be used to import CO2 to the Company’s CCS Project. TPET has opened discussions with third parties who wish to reduce their own greenhouse gas emissions and who may be interested in participating in our CCS project. TPET believes it feasible to develop the major oil and gas resources of the South Salinas Project and to concurrently establish a substantial CCS project and potentially a CO2 storage hub and/or Direct Air Capture (DAC) hub.

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Market Opportunity

We believe that we can establish oil and gas operations that have the potential to achieve profitability in California and Utah, where we currently have projects, and elsewhere.

The oil and gas industry is operationally challenging in California, where we have the South Salinas and McCool Ranch assets, due primarily to regulatory issues and to efforts to facilitate an energy transition away from fossil fuels, but California nevertheless is a major consumer of petroleum products, and TPET believes that it has the capacity to continue to operate in California and that the market for oil and gas in California will remain strong for the foreseeable future. Furthermore, TPET is attempting to launch a Carbon Capture and Storage Project as part of the South Salinas Project, consistent with efforts in California to reduce carbon footprint. The Company hopes and expects TPET’s commitment to reduce carbon footprint through a Carbon Capture and Storage Project to be viewed favorably by California regulatory bodies, perhaps helping to facilitate operations at the South Salinas Project and elsewhere.

The oil and gas industry currently appears operationally favorable in Utah, where we have the Asphalt Ridge asset. TPET believes that the overall operating environment and the market for oil and gas in Utah should remain favorable for the foreseeable future.

TPET’s operations may help meet the USA’s demanding oil and gas needs that are expected to remain strong for the foreseeable future, while supporting the country’s goal of energy independence, and supporting local and state economies with tax revenue and jobs. TPET’s Carbon Capture and Storage Project may help reduce the Company’s and California’s carbon footprint.

Estimated undeveloped reserves and cash flow

The following table summarizes the Company’s estimated undeveloped reserves and cash flow at the South Salinas Project, as of April 30, 2024. The Company estimates it will have estimates of reserves and cash flow for the McCool Ranch Field and for the Asphalt Ridge Project (based on either a 20% working interest or 2.25% working interest, if the option for the additional 17.75% working interest in the Asphalt Ridge Leases is not exercised on or before October 10, 2024), after further observations of initial operations at those properties, which is expected by the end of TPET’s fiscal year on October 31, 2024.

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Table 1: Estimated Undeveloped Reserves and Cash Flow

A.	Phase 1 Undeveloped Reserve Categories	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrels Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Phase 1	2,017,620.0	2,133,250.0	2,373,161.7	$107,374,250.00	$33,698,230.00
	Possible (P3) Undeveloped of Phase 1	3,841,380.0	7,449,100.0	5,082,896.7	$307,886,460.00	$139,189,600.00

B.	Phase 2 Undeveloped Reserve Categories	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrels Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Phase 2	3,227,940.0	3,392,940.0	3,793,430.0	$168,622,080.00	$45,938,680.00
	Possible (P3) Undeveloped of Phase 2	6,759,630.0	11,735,140.0	8,715,486.7	$527,635,330.00	$210,766,130.00

C.	Phase 3 (Full Development) Undeveloped Reserve Categories	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrels Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Phase 3	34,940,100.0	36,918,030.0	41,093,105.0	1,837,183,060.0	394,874,030.0
	Possible (P3) Undeveloped of Phase 3	90,057,820.0	149,348,300.0	114,949,203.3	7,054,575,390.0	2,185,998,350.0

D.	(P2) Undeveloped Reserves for Phases 1, 2 & 3	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrels Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P2) Undeveloped of Phase 1	2,017,620.0	2,133,250.0	2,373,161.7	$107,374,250.00	$33,698,230.00
	Probable (P2) Undeveloped of Phase 2	3,227,940.0	3,392,940.0	3,793,430.0	$168,622,080.00	$45,938,680.00
	Probable (P2) Undeveloped of Phase 3	34,940,100.0	36,918,030.0	41,093,105.0	$1,837,183,060.00	$394,874,030.00
	Total Probable (P2) Undeveloped of Phases 1, 2 & 3	40,185,660.0	42,444,220.0	47,259,696.7	$2,113,179,390.00	$474,510,940.00

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E.	(P3) Undeveloped Reserves for Phases 1, 2 & 3	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrels Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Possible (P3) Undeveloped of Phase 1	3,841,380.0	7,449,100.0	5,082,896.7	$307,886,460.00	$139,189,600.00
	Possible (P3) Undeveloped of Phase 2	6,759,630.0	11,735,140.0	8,715,486.7	$527,635,330.00	$210,766,130.00
	Possible (P3) Undeveloped of Phase 3	90,057,820.0	149,348,300.0	114,949,203.3	$7,054,575,390.00	$2,185,998,350.00
	Total Possible (P3) Undeveloped of Phases 1, 2 & 3	100,658,830.0	168,532,540.0	128,747,586.7	$7,890,097,180.00	$2,535,954,080.00

F.	Undeveloped Reserve Categories for Phases 1, 2 & 3	Net Trio Undeveloped Oil Reserves (Stock Tank Barrels)	Net Trio Undeveloped Gas Reserves (1000 CF, or MCF)	Net Trio Undeveloped Reserves (Barrels Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Total Probable (P2) Undeveloped of Phases 1, 2 & 3	40,185,660.0	42,444,220.0	47,259,696.7	$2,113,179,390.00	$474,510,940.00
	Total Possible (P3) Undeveloped of Phases 1, 2 & 3	100,658,830.0	168,532,540.0	128,747,586.7	$7,890,097,180.00	$2,535,954,080.00

Reasonable Expectations of Reserve Analyses

This prospectus provides a summary of risks and detailed discussions of risks relating to our business and risks related to this offering. The Company recognizes these risks as being real and substantial.

Nevertheless, the Company has reasonable expectations that the Company’s South Salinas Project should prove to be economically viable assets, that the Company should have adequate funding to develop these assets, that there should exist the legal right to develop these assets, and that the Company should be able to establish long-term production and to deliver oil and natural gas to markets, recognizing as discussed elsewhere hereunder that there are technical risks and that there may be project delays and/or obstacles related to obtaining necessary permits from regulatory agencies and/or related to other matters. Notwithstanding the foregoing, there is no assurance that any of the foregoing expectations will be realized. Furthermore and more specifically, the Company has a reasonable expectation that the primary governmental regulatory agencies that are currently and/or that will be involved in the permitting processes, which agencies will primarily be CalGEM, State Water Boards and Monterey County, should determine to approve the Company’s applications for permits for various reasons that are discussed elsewhere in this prospectus, although there can be no assurance of our obtaining any of such approvals.

Additionally, TPET does not yet have a final reserve report for the McCool Ranch Oil Field, but plans to add the reserve value of the McCool Ranch Field to the Company’s reserve report after a brief period of observation and review of the oil production that was restarted on February 22, 2024. Nevertheless, TPET has reasonable expectations that the McCool Ranch Oil Field should prove to have economic reserves based, in part, on an in-progress evaluation by KLS Petroleum Consulting LLC (“KLSP”), a third-party, independent engineering firm, and based on various historical analyses by other independent third-party reservoir engineers, and based also on the experience of the field operator Trio LLC. TPET has reasonable expectation that the McCool Ranch Oil Field should prove to have economic reserves, that the Company should have adequate funding to develop the reserves, and that there should exist the legal right to develop the Company’s reserves at McCool Ranch, including the rights to full-field development and to long-term production, rights to cyclic-steam operations and water disposal and similar matters, recognizing as discussed elsewhere hereunder that there are technical risks and that there may be project delays and/or obstacles related to obtaining necessary permits from regulatory agencies and/or related to other matters. Notwithstanding the foregoing, there is no assurance that any of the foregoing expectations will be realized. Furthermore and more specifically, the Company has a reasonable expectation that the primary governmental regulatory agencies that are currently and/or that will be involved in the permitting processes, which agencies will primarily be CalGEM, State Water Boards and Monterey County, should determine to approve the Company’s applications for permits for various reasons that are discussed elsewhere in this prospectus.

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An initial two wells were drilled at our Asphalt Ridge Project in the second calendar quarter of 2024, and both wells were completed across the encountered tar sands and testing operations have commenced at both wells. TPET has not yet assigned reserves to the Asphalt Ridge Project. However, TPET has reasonable expectations that reserves may be assigned to the Asphalt Ridge Project after a brief period of observation and review of the oil development operations that are in progress at the aforementioned two wells, that the Company should have adequate funding to develop the reserves, and that there should exist the legal right to develop the Company’s reserves in the Asphalt Ridge Project, including the rights to full-field development and to long-term production, recognizing as discussed elsewhere hereunder that there are technical risks and that there may be project delays and/or obstacles related to obtaining necessary permits from regulatory agencies and/or related to other matters. Notwithstanding the foregoing, there is no assurance that any of the foregoing expectations will be realized, including, without limitation, the ability to raise sufficient funds to exercise the option to acquire the additional 17.75% working interest in the Asphalt Ridge Leases on or before the expiration date of the option on October 10, 2024. TPET expects to add the reserve value, if any, of the Asphalt Ridge Project to the Company’s reserve report after a brief period of observation and review of the oil development operations that commenced in the second calendar quarter of 2024.

For additional information on risks and detailed discussions of risks relating to our business and risks related to this offering, see “Risks Relating to Our Business - We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business;” “Risks Relating to Our Business - We face substantial uncertainties in estimating the characteristics of our assets, so you should not place undue reliance on any of our measures;” “Risks Relating to Our Business - The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves, or it may result in disproving or diminishing our current reserves; “Risks Relating to Our Business - Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities; and “Risks Relating to Our Business - We are subject to numerous risks inherent to the exploration and production of oil and natural gas.”

Business Strategies

Our primary business strategies and objectives currently are to develop our existing assets at the South Salinas Project, McCool Ranch Oil Field and Asphalt Ridge Project, and to acquire additional economically attractive oil and/or gas assets in California, Utah and elsewhere.

TPET’s current strategy and focus at the South Salinas Project is multifaceted and includes restarting oil and gas production at the HV-3A discovery well at Presidents Field, securing approval from CalGEM and WaterBoards of a proposed short-term water-disposal program that should significantly reduce lease operating costs, evaluating options for drilling the HV-2 and HV-4 wells, evaluating options for accelerating the further testing of Humpback Field and particularly the Vaqueros Sand and the Monterey Formation Blue-Zone reservoir objectives, launching a Carbon Capture and Storage Project, pursuing permits for full field development, and similar matters. The Company recently determined that existing permits allow production testing to continue at the HV-3A well at Presidents Field and, consequently, testing operations have been restarted at this well. A pumping unit, tanks and other equipment were moved to the HV-3A site during the second week of March, 2024, after delays due to historically high atmospheric rivers of heavy rainfall that delayed field operations, and the restart of production at the HV-3A well occurred on March 22, 2024. The well has been producing with a generally favorable oil-water ratio and the Company expects, in August 2024, to take steps to attempt to improve oil production from this well, for example by adding up to 650 feet of additional perforations in the oil zone and/or acidizing the well for borehole cleanup. First oil sales from the HV-3A well are expected in the third calendar quarter of 2024.

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TPET’s current strategy and focus at McCool Ranch is to optimize production at the recently restarted HH-1, 58X and 35X wells, to restart the HH-3 and HH-4 wells, and subsequently to commence permitting and drilling new wells in the field. KLS Petroleum Consulting LLC (“KLSP”), a third-party, independent engineering firm, recommends that McCool Ranch be developed with horizontal wells, each landed in the Lombardi Oil Sand with a 1,000-foot lateral. TPET’s property can probably accommodate approximately 22 additional such horizontal wells and TPET accordingly may commence a drilling program in the third or fourth calendar quarters of 2024. TPET expects to add the reserve value of the McCool Ranch Field to the Company’s reserve report after a further period of observation and review of the oil production that was restarted on February 22, 2024.

TPET’s current strategy and focus at the Asphalt Ridge asset is to monitor the results of the new 2-4 and 8-4 wells and additional planned wells, and to exercise the option to secure a full 20% working interest in the Asphalt Ridge Project; provided, however, that if we do not raise sufficient funds in this offering, prior to October 10, 2024, it is unlikely that we will be able to pay the $1,775,000 required for exercise of the option for the remaining 17.75% working interest in the Asphalt Ridge Project and we would continue to operate within the 2.25% working interest we currently hold. We believe this asset has potential to produce significant future revenues for the Company. TPET expects to add the reserve value, if any, of the Asphalt Ridge Project to the Company’s reserve report after a further period of observation and review of the oil production at the new wells, which is expected by the end of TPET’s fiscal year on October 31, 2024 (based on either a 20% working interest or 2.25% working interest, if the option for the additional 17.75% working interest in the Asphalt Ridge Leases is not exercised on or before October 10, 2024).

TPET’s primary strategies and objectives are focused on growing the Company into a highly profitable, independent oil and gas company.

Trio LLC’s Services as an Operator in California

Trio LLC is a licensed Operator in California and currently operates the South Salinas Project and the McCool Ranch Oil Field on behalf of TPET and other working interest owners. Trio LLC operates these assets pursuant to joint operating agreements (“JOAs”) between and among Trio LLC and the non-operating, third-party, working interest owners. The non-operating parties have agreed under the JOAs to have the Operator explore and develop these assets for the production of oil and gas as provided thereunder. Trio LLC, as Operator, generally conducts and has significant control of operations, subject to the limitations and constraints of the JOAs, and acts in the capacity of an independent contractor. Operator is obligated to conduct its activities under the JOAs as a reasonable prudent operator, in good workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practices, and in compliance with applicable laws and regulations.

TPET holds an approximate 85.775% working interest and Trio LLC an approximate 3.8% working interest in the South Salinas Project. TPET and Trio LLC each hold an approximate 21.918315% working interest in the McCool Ranch Oil Field. TPET and Trio LLC are separate and distinct companies.

Trio LLC has significant prior experience in oil and gas operations, exploration and production in California and an experienced management team. Some of the members of Trio LLC’s management team are also senior executives of the Company.

Our Growth Strategy

TPET’s goal is the building and growing of a substantial independent oil and gas company by developing and/or producing the South Salinas Project, McCool Ranch Oil Field and Asphalt Ridge Asset (as may be limited by our ability to exercise the option for the remaining 17.75% working interests in the Asphalt Ridge Leases), and by acquiring and developing other oil and gas assets. Since our initial public offering, we have added working interests in the McCool Ranch Oil Field and the Asphalt Ridge Project to our asset portfolio, growing from one project to three projects. Additionally, the Company is evaluating other oil and gas projects that are candidates for acquisition. Our primary business strategies and objectives currently are to develop our existing assets at the South Salinas Project, McCool Ranch Oil Field and Asphalt Ridge Project, and to acquire additional economically attractive oil and/or gas assets in California, Utah and elsewhere.

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Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Many of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Our efforts to acquire additional oil/gas properties in California and elsewhere may be met with competition.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability. These burdens include regulations relating to transportation of oil and gas, drilling and production and other regulatory matters. See “Business - Government Regulation” beginning on page 68.

Recent Loan and Financing

March 2024 Debt Financing

The Company executed a Securities Purchase Agreement, dated March 27, 2024 (the March 2024 “SPA”) with an institutional investor (the “March 2024 Investor”), which March 2024 Investor signed and funded on April 5, 2024, and pursuant to which the Company raised gross proceeds of $184,500 and received net proceeds of $164,500, after payment of offering expenses (the “March 2024 Debt Financing”). The March 2024 SPA contains certain representations and warranties by the March 2024 Investor and the Company and customary closing conditions.

In connection with the March 2024 Debt Financing, the Company issued an unsecured promissory note to the March 2024 Investor, dated March 27, 2024, in the principal amount of $211,500, having an original issue discount of $27,000 or approximately 13% (the “March 2024 Investor Note”). Interest accrues on the March 2024 Investor Note at a rate of 12% per annum and the maturity date of the March 2024 Investor Note is January 30, 2025 (the “March 2024 Investor Note Maturity Date”). The March 2024 Investor Note provides for five payments of principal and accrued interest which are payable: (i) $118,440 on September 30, 2024; (ii) $29,610 on October 30, 2024; (iii) $29,610 on November 30, 2024; (iv) $29,610 on December 30, 2024; and (v) $29,610 on January 30, 2025. The Company may prepay the March 2024 Investor Note, in full and not in part, any time during the 180 day period after the issuance date of the March 2024 Investor Note at a 3% discount to the outstanding amount of principal and interest due and payable; provided, that in the event of a prepayment, the Company will still be required to pay the full amount of interest that would have been payable through the term of the March 2024 Investor Note, in the amount of $25,380. The March 2024 Investor Note contains provisions constituting an Event of Default (as such term is defined in the March 2024 Investor Note) and, upon an Event of Default, the March 2024 Investor Note will be accelerated and become due and payable in an amount equal to 150% of all amounts due and payable under the March 2024 Investor Note with interest at a default rate of 22% per annum. In addition, upon an Event of Default, the March 2024 Investor has the right to convert all or any outstanding amount of the March 2024 Investor Note into shares of the Company’s common stock at a conversion price equal to the greater of (i) 75% of the Market Price (as such term is defined in the March 2024 Investor Note) or (ii) the conversion floor price, which is $0.07117 (the “Floor Price”); provided, however, that the Floor Price shall not apply after October 5, 2024, and thereafter, the conversion price will be 75% of the Market Price. Issuance of shares of common stock to the March 2024 Investor is subject to certain beneficial ownership limitations and not more than 19.99% of the shares of common stock outstanding on March 29, 2024 may be issued upon conversion of the March 2024 Investor Note. The conversion price is also subject to certain adjustments or other terms in the event of (i) mergers, consolidations or recapitalization events or (ii) certain distributions made to holders of shares of common stock.

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Loan from Chief Executive Officer

On March 26, 2024, our former Chief Executive Officer, Michael L. Peterson, who currently serves as a consultant to the Company, made a loan to us in the principal amount of $125,000 (the “Peterson Loan”). For further information on the Peterson Loan see “Certain Relationships and Related Party Transactions - Related Party Transactions - Loan from Chief Executive Officer.”

April 2024 Financing

On April 16, 2024, the Company entered into a securities purchase agreement (the “Initial April 2024 SPA”) with an institutional investor (the “Initial April 2024 Investor”). Pursuant to the terms and conditions of the Initial April 2024 SPA, the Initial April 2024 Investor provided financing to the Company for gross proceeds in the amount of $360,000 resulting in net proceeds to the Company, after offering expenses, of $310,000 (the “Initial April 2024 Financing”). The Company also issued to the Initial April 2024 Investor 750,000 shares of common stock, par value $0.0001 per share, as and for a commitment fee in connection with the Initial April 2024 Financing (the “Commitment Shares”). In connection with the Initial April 2024 Financing, the Company issued a Senior Secured Convertible Promissory Note to the Initial April 2024 Investor in the principal amount of $400,000, having an original issue discount of $40,000, or 10% (the “Initial Investor April 2024 Note”).

To secure the obligations of the Company to repay the Initial April 2024 Investor Note, the Company and the Initial April 2024 Investor entered into a Security Agreement, dated April 16, 2024 (the “Initial April 2024 Security Agreement”).

On April 24, 2024, the Company entered into an Amended and Restated Securities Purchase Agreement (the “A&R April 2024 SPA”), amending and restating the Initial April 2024 SPA, in its entirety, and amending the Initial April 2024 Financing by adding an additional institutional investor (the “Additional April 2024 Investor” and collectively with the Initial April 2024 Investor, the “April 2024 Investors”). Pursuant to the terms of the A&R April 2024 SPA, the Additional April 2024 Investor provided financing to the Company, on the same terms as provided by the April 2024 Initial Investor, for gross proceeds in the amount of $360,000 resulting in net proceeds to the Company, after offering expenses, of $328,000 for total net proceeds to the Company of $638,000 (the “April 2024 Financing”). As a result of the financing provided by the Additional April 2024 Investor, April 2024 Investor Notes in an aggregate principal amount of $800,000 are outstanding and mature on August 16, 2024. The April 2024 Investor Notes provide for mandatory prepayment, in full, if the Company raises gross proceeds of not less than $1,000,000, in one or a series of related transactions, at any time that the April 2024 Investor Notes are outstanding.

The Company also issued to the Additional April 2024 Investor 750,000 Commitment Shares, as and for a commitment fee in connection with the April 2024 Financing, so that after such issuance the Company had issued an aggregate of 1,500,000 Commitment Shares to the April 2024 Investors.

In connection with the Amended April 2024 Financing, the Company issued a Senior Secured Convertible Promissory Note to the Additional April 2024 Investor in the principal amount of $400,000, having an original issue discount of $40,000, or 10% (the “Additional April 2024 Investor Note”) and otherwise on substantially the same terms as the Initial Investor April 2024 Investor Note. The Company also issued to the Initial April 2024 Investor an Amended and Restated Senior Secured Convertible Promissory Note, amending and replacing the Initial Investor April 2024 Note (the “A&R Initial Investor April 2024 Note” and collectively with the Additional April 2024 Investor Note, the “April 2024 Investor Notes”). The April 2024 Investor Notes are each convertible into shares of common stock (“Conversion Shares”) at an initial per share conversion price of $0.25, subject to certain adjustments. Pursuant to the provisions of the A&R April 2024 SPA, the Company granted to the April 2024 Investors certain “piggy-back registration rights” for the registration for resale of the Commitment Shares and the Conversion Shares. Additionally, for a period beginning on April 16, 2024 and terminating 18 months after the later of (i) August 16, 2024 or the full repayment of the April 2024 Investor Notes, the Company provided the April 2024 Initial Investors with a joint right to participate in future financings in an aggregate amount up to 100% of any debt financing and up to 45% of any other type of financing. Further, the Company is prohibited from entering into any variable rate transactions for as long as the April 2024 Initial Investors hold any of the Commitment Shares; provided, however, that the Company is permitted to enter into At-the-Market offerings with a nationally recognized broker-dealer.

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As a result of the Amended April 2024 Financing, the Company entered into an Amended and Restated Security Agreement, dated April 24, 2024, with the April 2024 Investors (the “A&R April 2024 Security Agreement”), amending and restating the Initial April 2024 Security Agreement, in its entirety, and adding the Additional April 2024 Investor as a secured party. Under the terms of the A&R April 2024 Security Agreement, the Company has granted to the April 2024 Investors a senior security interest in and to substantially all of the Company’s assets and properties.

On August 14, 2024, the maturity dates of the April 2024 Investor Notes were extended from August 16, 2024 to September 16, 2024 and commencing on August 16, 2024, the April 2024 Investor Notes accrue interest at a rate of 15% per annum until repaid in full.

June 2024 Convertible Debt Financing

On June 27, 2024, the Company entered into a securities purchase agreement (the “June 2024 SPA”) with the same April 2024 Investors (the “June 2024 Investors”). Pursuant to the terms and conditions of the June 2024 SPA, each June 2024 Investor provided financing of $360,000 to the Company (net of a 10% original issuance discount as described below) in the form of the June 2024 Notes (as defined below) for aggregate gross proceeds in the amount of $720,000 (the “June 2024 Financing”). In consideration of the June 2024 Investors’ funding under the June 2024 SPA, on June 27, 2024, the Company issued and sold to each June 2024 Investor: (A) a Senior Secured 10% Original Issue Discount Convertible Promissory Note in the aggregate principal amount of $400,000 (the “June 2024 Notes”) and (B) a warrant to purchase 744,602 shares (the “June 2024 Warrant Shares”) of the company’s Common Stock, at an initial exercise price of $0.39525 per share of Common Stock, subject to certain adjustments (the “June 2024 Warrants”).

The June 2024 Notes are initially convertible into shares of Common Stock (the “June 2024 Conversion Shares”) at a conversion price of $0.39525 per share, subject to certain adjustments (the “June 2024 Notes Conversion Price”), provided that the June 2024 Conversion Price shall not be reduced below $0.12 (the “June 2024 Floor Price”), and provided further that, subject to the applicable rules of the NYSE American, the Company may lower the June 2024 Floor Price at any time upon written notice to the June 2024 Investors. The June 2024 Notes do not bear any interest, except in the case of an Event of Default (as such term is defined in the June 2024 Notes), and the June 2024 Notes mature on June 27, 2025. Upon the occurrence of any Event of Default, interest shall accrue on the June 2024 Notes at a rate equal to 10% per annum or, if less, the highest amount permitted by law.

Pursuant to the provisions of the June 2024 SPA, for a period beginning on June 27, 2024 and terminating 18 months of the anniversary of the June 2024 SPA, the Company provided the June 2024 Investors with the right to participate in future financings in an amount up to 100% of any debt financing and up to 45% of any other type of financing. Each June 2024 Investor has the right to participate in future financing based upon such June 2024 Investor’s pro rata portion of the aggregate original principal amount of such June 2024 Investor’s Note purchased under the June 2024 SPA. Further, the Company is prohibited from entering into any “variable rate transactions” until such time no June 2024 Investor holds any of the June 2024 Notes, provided, however, that the Company is permitted (i) to enter into At-the-Market offerings with a nationally recognized broker-dealer or to (ii) enter into a variable rate transaction with either of the June 2024 Investors.

Commencing on the 90th day following the original issue date of the June 2024 Notes, the Company is required to pay to the June 2024 Investors the outstanding principal balance under the June 2024 Notes in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 103% of the total principal amount under the June 2024 Notes multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the June 2024 Notes, until the outstanding principal amount under the June 2024 Notes has been paid in full or, if earlier, upon acceleration, conversion or redemption of the June 2024 Notes in accordance with their terms. All monthly payments are payable by the Company in cash, provided that under certain circumstances, as provided in the June 2024 Notes, the Company may elect to pay in shares of Common Stock.

The Company may repay all or any portion of the outstanding principal amount of the June 2024 Notes, subject to a 5% pre-payment premium; provided that (i) the Equity Conditions (as such term is defined in the June 2024 Notes) are then met, (ii) the closing price of the Common Stock on the trading day prior to the date that a prepayment notice is provided by the Company is not below the then June 2024 Conversion Price, and (iii) a resale registration statement registering June 2024 Conversion Shares and June Financing Warrant Shares has been declared effective by SEC. If the Company elects to prepay the June 2024 Notes, the June 2024 Investors have the right to convert all of the principal amount of the June 2024 Notes at the applicable June 2024 Conversion Price into June 2024 Conversion Shares.

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Further, if the Company directly or indirectly receives proceeds from and closes any kind of financing including through the issuance of any equity or debt securities, generating, in a single transaction or a series of related transactions, gross proceeds of not less than $1,000,000, the June 2024 Investors may request a prepayment of all or any portion of the principal amount of the June 2024 Notes and any accrued and unpaid interest thereon (if any) from the proceeds received by the Company. Notwithstanding the foregoing, if all or a portion of the proceeds of any such financing closed after the issue date of the June 2024 Notes and prior to the closing of a public offering of the Company’s securities are to be used to fund the $1,775,000 payable by the Company for the Lafayette Energy/Heavy Sweet Oil option to obtain an additional 17.75% working interest in the Utah Asphalt Ridge project, then only net proceeds in excess of the $1,775,000 payable for such option may be applied to any prepayment of the June 2024 Notes.

In connection with the June 2024 SPA, on June 27, 2024, the Company entered into a registration rights agreement with the June 2024 Investors pursuant to which the Company is required to, within 30 days after the closing date of the June 2024 Financing, file with the SEC a registration statement to register the June 2024 Conversion Shares and the June Financing Warrant Shares and to cause such resale registration statement to be effective within 60 days after the applicable filing date. In addition, in connection with the June 2024 SPA and in the event the transactions contemplated under the June 2024 SPA would require to comply with the applicable NYSE/NYSE American Rules requiring stockholder approval for the Company’s issuance of shares of Common Stock in excess of 20% of the number of shares of Common Stock outstanding on the date thereof, the Company agreed to enter into voting agreements with certain Company stockholders, directors and officers, pursuant to which, each stockholder party thereto will agree to vote its shares of Common Stock to approve the issuance of the securities under the June 2024 SPA.

To secure the obligations of the Company to repay the June 2024 Notes, the Company has granted to the June 2024 Investors a senior security interest in and to all of the Company’s assets and properties, subject to certain exceptions, as set forth in that certain Security Agreement, dated June 27, 2024, between the Company and the June 2024 Investors.

August 2024 Debt Financing

August 1, 2024 Financing

The Company executed a Securities Purchase Agreement, dated August 1, 2024 (the “August 1st SPA”) with the “March 2024 Investor”, pursuant to which the March 2024 Investor provided additional debt financing to the Company, and pursuant to which the Company raised gross proceeds of $134,000 and received net proceeds of $110,625, after payment of offering expenses (the “August 1st Debt Financing”). The August 1st SPA contains certain representations and warranties by the March 2024 Investor and the Company and customary closing conditions.

In connection with the August 1st Debt Financing, the Company issued an unsecured promissory note to the March 2024 Investor, dated August 1, 2024, in the principal amount of $152,000, having an original issue discount of $18,000 or approximately 11.8% (the “August 1st Investor Note”). Interest accrues on the August 1st Investor Note at a rate of 12% per annum and the maturity date of the August 1st Investor Note is May 30, 2025. The August 1st Investor Note provides for five payments of principal and accrued interest which are payable: (i) $85,120 on January 30, 2025; (ii) $21,280 on February 28, 2025; (iii) $21,280 on March 30, 2025; (iv) $21,280 on April 30, 2025; and (v) $21,280 on May 30, 2025 for a total of $170,240. The Company, subject to certain limitations, may prepay the August 1st Investor Note, in full and not in part, any time during the 180 day period after the issuance date of the August 1st Investor Note at a 3% discount to the outstanding amount of principal and interest due and payable; provided, that in the event of a prepayment, the Company will still be required to pay the full amount of interest that would have been payable through the term of the August 1st Investor Note, in the amount of $18,240. The remaining terms of the August 1st Investor Note are the same at the March 2024 Investor Note, except that the floor price is $0.18.

August 6, 2024 Financing

The Company executed a Securities Purchase Agreement, dated August 6, 2024 (the “August 6th SPA”) with a new institutional investor (the “August 2024 Investor”), pursuant to which the August 2024 Investor provided debt financing to the Company, and pursuant to which the Company raised gross proceeds of $225,000 and received net proceeds of $199,250, after payment of offering expenses (the “August 6th Debt Financing”). The August 6th SPA contains certain representations and warranties by the August 2024 Investor and the Company and customary closing conditions.

In connection with the August 6th Debt Financing, the Company issued an unsecured promissory note to the August 2024 Investor, dated August 6, 2024, in the principal amount of $255,225, having an original issue discount of $30,225 or approximately 11.8% (the “August 6th Investor Note”). Interest accrues on the August 6th Investor Note at a rate of 12% per annum and the maturity date of the August 6th Investor Note is May 30, 2025. The August 6th Investor Note provides for five payments of principal and accrued interest which are payable: (i) $142,926 on January 30, 2025; (ii) $35,731 on February 28, 2025; (iii) $35,731 on March 30, 2025; (iv) 35,731 on April 30, 2025; and (v) $35,731 on May 30, 2025. The Company, subject to certain limitations, may prepay the August 6th Investor Note, in full and not in part, any time during the 180 day period after the issuance date of the August 6th Investor Note at a 3% discount to the outstanding amount of principal and interest due and payable; provided, that in the event of a prepayment, the Company will still be required to pay the full amount of interest that would have been payable through the term of the August 6th Investor Note, in the amount of $30,627. The remaining terms of the August 6th Investor Note are the same at the August 1st Investor Note.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We may take advantage of these provisions until October 31, 2028, which is the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering (“IPO”). However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part (the “Registration Statement”) and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Corporate Information

We were formed as a Delaware corporation in July 2021. Our headquarters are in Bakersfield, California, and our principal executive offices are located at 5401 Business Park, Suite 115, Bakersfield, California 93309, and our telephone number is (661) 324-3911. Our website address is www.trio-petroleum.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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The Offering

Common Stock Outstanding:	50,328,328 shares (as of August 15, 2024)

Common Stock Offered by Selling Shareholders:	13,189,204 shares

Common Stock Outstanding After the Offering:	62,017,532 shares (assuming (i) the conversion of the Notes and (ii) the exercise of the June 2024 Warrants).

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Shareholders, provided, however, that we will receive the proceeds from the exercise of the Warrants, which are initially exercisable at an exercise price of $0.39525 per share, subject to certain adjustments. See “Use of Proceeds.”

Listing of Securities:	Our Common Stock is listed on NYSE American under the symbol “TPET.”

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our securities.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K, originally filed with the SEC on January 29, 2024,and amended by Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on June 13, 2024, any updates described in our most recent Quarterly Report on Form 10-Q, filed on June 14, 2024, and the other documents incorporated by reference into this prospectus in their entirety, together with all of the other information contained in this prospectus or any document incorporated by reference herein. The risks described in this prospectus or any document incorporated by reference herein are not the only risks facing us, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be adversely affected, which could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering and Our Common Stock

If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, our common stock could be delisted from the NYSE American.

Our Common Stock is listed on the NYSE American. In order to maintain this listing, we must maintain a certain share price, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s securities sell at what the NYSE American considers a “low selling price” which the exchange generally considers $0.20 per share and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. There are no assurances how the market price of the common stock will be impacted in future periods as a result of the general uncertainties in the capital markets and any specific impact on our Company as a result of the recent volatility in the capital markets.

On February 26, 2024, we received written notice (the “Notice”) from the NYSE American LLC (“NYSE American”) indicating that we were not in compliance with the continued listing standard set forth in Section 1003(f)(v) of the NYSE American Company Guide (“Section 1003(f)(v)”) because the shares of our common stock had been selling for a substantial period of time at a low price per share. The Notice had no immediate effect on the listing or trading of our shares of common stock and our common stock continued to trade on the NYSE American under the symbol “TPET” with the designation of “.BC” to indicate that the Company was not in compliance with the NYSE American’s continued listing standards. Additionally, the Notice did not result in the immediate delisting of our common stock from the NYSE American.

On May 1, 2024, we received the Stock Price Compliance Notice informing us that we had resolved the continued listing deficiency with respect to the low price of our Common Stock and regained compliance with the continued listing requirements, because the 30-day average price of our Common Stock was $0.25 as of April 30, 2024. The Stock Price Compliance Notice also provides that the NYSE American can still commence delisting proceedings and immediately suspend trading of our Common Stock if it trades at levels viewed to be abnormally low, which is generally viewed as a price at or below $0.10. If, in the future, the price of our Common Stock falls out of compliance, again, with the continued listing requirements of the NYSE American, this could result in a de-listing of our Common Stock from trading on the NYSE American.

In the event that our common stock is delisted from the NYSE American and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Markets. In such event, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Stock, reduced liquidity and market price of the Common Stock, decreased analyst coverage of the A Common Stock, and an inability for us to obtain any additional financing to fund our operations that we may need.

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If the Common Stock is delisted, the Common Stock may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements and burdens on broker-dealers (subject to certain exceptions) and could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares, and an investor may find it more difficult to acquire or dispose of the common Stock on the secondary market.

These factors could have a material adverse effect on the trading price, liquidity, value and marketability of the Common Stock.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Common Stock to be less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling, other than the proceeds; provided, however, that we will receive the proceeds from the exercise of the Warrants, which are initially exercisable at an exercise price of $0.39525 per share, subject to certain adjustments.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our Common Stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will offer Common Stock at the prevailing market prices or privately negotiated prices.

The offering price of our Common Stock by the Selling Shareholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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SELLING SHAREHOLDERS

The following table sets forth certain information concerning the Selling Shareholders and the shares of Common Stock owned by them and offered by them in this prospectus. Except as indicated in the footnotes to the following table, each of the Selling Shareholders named in the table has sole voting and investment power with respect to the shares set forth opposite its name. The percentage of ownership of the Selling Shareholders in the following table is based upon 50,328,328 shares of Common Stock outstanding as of August 15, 2024.

This prospectus relates to the resale of up to 13,189,204 shares of Common Stock of Trio, which is equal to an aggregate of up to a maximum of 13,189,204 shares of Common Stock issued or issuable, in connection with the Financings, consisting of (i) up to 7,000,000 shares of Common Stock issuable upon the conversion of (the June 2024 Notes and/or the repayment of the June 2024 Notes by Trio to the Selling Shareholders in shares of Common Stock, in lieu of cash payments; (ii) up to 1,489,204 shares of Common Stock issuable to the Selling Shareholders upon the exercise of the Warrants; (iii) up to 3,200,000 shares of Common Stock issuable upon the conversion of the April 2024 Notes; and (iv) the 1,500,000 shares Commitment Shares.

Except as set forth in this prospectus and except for certain ownership of our securities, the Selling Shareholders have not had any material relationship with us within the past three years.

All information with respect to share ownership has been furnished by the Selling Shareholders. The Common Stock being offered is being registered to permit secondary trading of the shares and the Selling Shareholders may offer all or part of the Common Stock owned by them for resale from time to time. Other than as described in the footnotes below, the Selling Shareholders do not have any family relationships with our officers, directors or controlling shareholders.

The term “selling shareholder” also includes any transferees, pledges, donees, or other successors in interest to the selling shareholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the Common Stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Shareholder	Number of Shares Owned Prior to Offering (1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(3)
L1 Capital Global Opportunities Master Fund Ltd.	7,906,865	6,594,602	(4)	1,312,263	1.78%
Jutland Investments LLC	6,594,602	6,594,602	(5)	—	—

(1)	Includes shares of Common Stock known by us to be beneficially owned by such Selling Shareholder as of the date of the prospectus and that are issuable upon conversion of the Notes and the exercise of the Warrants that are being registered hereunder, without giving effect to any beneficial ownership limitations that may exist with respect to any of such securities. This does not include any securities held by such Selling Shareholder that are convertible, exercisable or exchangeable for shares of Common Stock, that cannot be converted, exercised or exchanged, within 60 days after August 15, 2024.

(2)	Assumes the sale of all shares offered pursuant to this prospectus.

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(3)	Percentages are based on 50,328,328 shares of Common Stock outstanding as of August 15, 2024 and 62,017,532 shares of Common Stock outstanding after the issuance of an aggregate of 11,689,204 shares of Common Stock pursuant to the Notes and the Warrants (based on the registration of the maximum number of shares of Common Stock issuable, in connection with the conversion and/or payment of the Notes in shares of Common Stock, and the exercise of the Warrants) or 2.12% based on 62,017,532 shares of Common Stock outstanding after the issuance of an aggregate of 11,689,204 shares of Common Stock, in connection with the conversion and/or payment of the Notes in shares of Common Stock, and the exercise of the Warrants).

(4)

The securities to be sold by L1 Capital Global Opportunities Master Fund Ltd. (“L1 Capital”), pursuant to this prospectus, consist of (i) 750,000 Commitment Shares (which is the number of Commitment Shares issued to L1 Capital pursuant to the April 2024 SPA, all of which are directly held by L1 Capital, a Cayman Islands exempted company, (ii) 1,600,000 shares of Common Stock (which is the number of shares of Common Stock issuable upon the conversion of the April 2024 Note held by L1 Capital), at a conversion price of $0.25 per share, (iii) 3,500,000 shares of Common Stock (which is the number of shares of Common Stock issuable upon the conversion and/or payment of principal of the June 2024 Note held by L1 Capital), based on a floor price of $0.12 per share and a prepayment premium of 105% of the original principal amount of the June 2024 Note, and (iv) 744,602 shares of Common Stock (which is the number of shares of Common Stock issuable upon the full exercise of the Warrants by L1 Capital. The April 2024 Note is subject to a 9.99% beneficial ownership limitation and the June 2024 Note is subject to a 4.99% beneficial ownership limitation, which may be increased up to 9.99%, upon at least 61 days prior notice, and which limitations prohibit L1 Capital from exercising any portion of the Notes if, following such exercise, L1 Capital’s ownership of our shares of Common Stock would exceed the applicable beneficial ownership limitation. The Warrants are subject to a 4.99% beneficial ownership limitation, which may be increased up to 9.99%, upon at least 61 days prior notice, and which limitations prohibit L1 Capital from exercising any portion of the Warrants if, following such exercise, L1Capital’s ownership of our shares of Common Stock would exceed the applicable beneficial ownership limitation. The number of shares set forth in the above table (i) does not give effect to any of the above-described beneficial ownership limitations and (ii) reflects the number of shares of common stock being registered under this prospectus, on behalf of L1 Capital, which is the maximum number of shares issued or issuable to L1 Capital, pursuant to the terms of the Registration Rights Agreement, assuming a floor price of $0.12, with respect to the June 2024 Note. The address of L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(5)	The securities to be sold by Jutland Investments LLC (“Jutland Investments”), pursuant to this prospectus, consist of (i) 750,000 Commitment Shares (which is the number of Commitment Shares issued to Jutland Investments pursuant to the April 2024 SPA, all of which are directly held by Jutland Investments, a Delaware limited liability company, (ii) 1,600,000 shares of Common Stock (which is the number of shares of Common Stock issuable upon the conversion of the April 2024 Note held by Jutland Investments), at a conversion price of $0.25 per share, (iii) 3,500,000 shares of Common Stock (which is the number of shares of Common Stock issuable upon the conversion and/or payment of principal of the June 2024 Note held by Jutland Investments, based on a floor price of $0.12 per share and a prepayment premium of 105% of the original principal amount of the June 2024 Note, and (iv) 744,602 shares of Common Stock (which is the number of shares of Common Stock issuable upon the full exercise of the Warrants by Jutland Investments. The April 2024 Note is subject to a 9.99% beneficial ownership limitation and the June 2024 Note is subject to a 4.99% beneficial ownership limitation, which may be increased up to 9.99%, upon at least 61 days prior notice, and which limitations prohibit Jutland Investments from exercising any portion of the Notes if, following such exercise, Jutland Investments’ ownership of our shares of Common Stock would exceed the applicable beneficial ownership limitation. The Warrants are subject to a 4.99% beneficial ownership limitation, which may be increased up to 9.99%, upon at least 61 days prior notice, and which limitations prohibit Jutland Investments from exercising any portion of the Warrants if, following such exercise, Jutland Investments’ ownership of our shares of Common Stock would exceed the applicable beneficial ownership limitation. The number of shares set forth in the above table (i) does not give effect to any of the above-described beneficial ownership limitations and (ii) reflects the number of shares of common stock being registered under this prospectus, on behalf of Jutland Investments, which is of the maximum number of shares issued or issuable to Jutland Investments, pursuant to the terms of the Registration Rights Agreement, assuming a floor price of $0.12, with respect to the June 2024 Note. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, which wholly owns Jutland Investments LLC, has discretionary authority to vote and dispose of the shares held by Jutland Investments LLC and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Jutland Investments LLC. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Jutland Investments is c/o Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

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PLAN OF DISTRIBUTION

We are registering the shares Common Stock convertible under the Notes, Commitment Shares, and shares issuable upon exercise of the June 2024 Warrants to permit the resale of these shares of Common Stock by the holders thereof (and such holders’ successors and assigns) from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Shareholders may sell all or a portion of the shares of Common Stock owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	sales pursuant to Rule 144;
●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling owners for purposes of this prospectus.

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The Selling Shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of the Company, as of and for the years ended October 31, 2023 and 2022 appearing in this prospectus have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of the Company to continue as a going concern as described in Note 3 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

KLS Petroleum Consulting LLC, Denver, Colorado, an independent third-party engineering firm, carried out a reserve analysis of the South Salinas Project that is documented in three reports that are incorporated herein by reference, being those reports entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2,” “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022,” “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Phased and Full Development” and Reserves Attributable to Trio Petroleum Corp South Salinas Area for Phased Full Development Effective April 30, 2024.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the Common Stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. In addition, we are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, we file periodic and current reports, proxy statements and other information with the SEC.

You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and amendments or supplements to those reports and statements, filed with the SEC, free of charge at our website at www.trio-petroleum.com or by means of the SEC’s website at www.sec.gov. The information found on, or that can be accessed from or that is hyperlinked to, our website or the SEC’s website is not part of this prospectus and you should not rely on that information when making a decision to invest in our Common Stock.

Any statement made in this prospectus and any prospectus supplement, periodic and current reports, proxy statements and other information filed or furnished with the SEC concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to such filing or furnishing, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or calling us at the contact information set forth below. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, we take no responsibility for any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Trio Petroleum Corp.

5401 Business Park, Suite 115

Bakersfield, CA 93309

Telephone: (661) 324-3911

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent “furnished” and not “filed”) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except the information contained in such documents to the extent “furnished” and not “filed”):

●	our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 filed with the SEC on January 29, 2024, and as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 13, 2024;
●	our Quarterly Reports on Form 10-Q for the fiscal quarter ended January 31, 2024 filed with the SEC on March 18, 2024 and for the second fiscal quarter ended April 30, 2024 filed with the SEC on June 14, 2024;
●	our Current Reports on Form 8-K as filed with the SEC on December 12, 2023, January 2, 2024, January 5, 2024, February 5, 2024, March 1, 2024, April 1, 2024, April 8, 2024/April 8, 2024; April 17, 2024; April 19, 2024; April 25, 2024; May 7, 2024; May 14, 2024; June 21, 2024; June 28, 2024; July 15, 2024; August 5, 2024; August 8, 2024 and August 16, 2024; and
●	the Description of our Form 8-A as filed with the SEC on March 14, 2023 and in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 filed with SEC on January 29, 2024, and as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 13, 2024.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference herein into this prospectus, other than exhibits which are specifically incorporated by reference herein into such documents. Requests should be directed to Trio Petroleum Corp. 5401 Business Park, Suite 115, Bakersfield, CA 93309. Our telephone number is (661) 324-3911.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference herein therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

24

13,189,204 Shares of Common Stock

Offered by the Selling Shareholders

PROSPECTUS

August 28, 2024